EXHIBIT 3.3



                             TRIBAL GAMING ORDINANCE

                                     OF THE

                              PICAYUNE RANCHERIA OF
                               CHUKCHANSI INDIANS

                                     TITLE I
                   REGULATION OF CLASS II AND CLASS III GAMING

             A law to authorize, license and regulate the conduct of
          Class II and Class III Gaming within the jurisdiction of the
                 PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS.

SECTION 1. FINDINGS, INTENT AND POLICY

         1.1 Findings The PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS ("Tribe" or "Tribal") on behalf of the General Council finds that:

                  1.1.1 Tribal regulation and control of Gaming within the jurisdiction of the Tribe is essential for the protection of public health and welfare of the Tribe and visitors to the Tribal community.

                  1.1.2 The Tribe has the legal authority to license and regulate any Gaming Activity within the jurisdiction of the Tribe.

                  1.1.3 Properly licensed and regulated Gaming are in conformance with announced Federal policy promoting Indian self-government and Indian Tribal economic self-sufficiency.

                  1.1.4 It is essential that the Tribal Council regulate Gaming in a manner commensurate with applicable Federal, State and Tribal law and policy.

                  1.1.5 The present needs of the Tribe are not adequately addressed by State and Federal programs including the need for increased employment, training, housing, health care, nutrition, educational opportunities, preservation of culture, social services and community and economic development.

                  1.1.6 Tribal operation and licensing of Gaming is a legitimate means of generating revenue to address the aforementioned needs and pursuing the Tribe's goals of self-sufficiency and self-determination.

                  1.1.7 The State, in recognition of the Tribe's sovereign right and need for Gaming, has entered into the Compact pursuant to the terms and conditions of the Indian Gaming Regulatory Act.

                  1.1.8 As a result of the foregoing, the adoption of a new and expanded Gaming Ordinance is in the best interest of the Tribe and State.

         1.2 Intent The Tribal Council, on behalf of the Tribe, declares that the intent of this Code is to:

                  1.2.1 Regulate, control, and oversee Gaming within the jurisdiction of the Tribe.

                  1.2.2 State, declare and otherwise clarify that a License related to Gaming is a revocable privilege, not a right.

                  1.2.3 Ensure that the operation of Tribally regulated Gaming can continue as a means of generating Tribal revenue.

                  1.2.4 Ensure that Gaming is conducted fairly and honestly by both Licensees and players, and that it remain free from corrupt, incompetent, unconscionable and dishonest practices.

                  1.2.5 Encourage Tribal economic development and employment opportunities.

                  1.2.6 Ensure that all Gaming revenue is used for the benefit of the Tribe and its community.

                  1.2.7 Ensure that the Tribe agree to resolution of gaming disputes in a fair and impartial forum.

                  1.2.8 Ensure that Tribal Gaming laws are strictly and fairly enforced upon Persons involved in Gaming Activity within the jurisdiction of the Tribe.

         1.3      Policy

                  1.3.1 Tribal Policy of Self-Government The Tribe is firmly committed to the principle of Tribal self-government. Consistent with Federal policy, Net Revenues received by the Tribe shall be utilized and expended by the Tribal Council by resolution and only for the following purposes:

                           (1)      To fund Tribal government operations or
                                    programs.

                           (2) To provide for the general welfare of the Tribe and its members.

                           (3)      To promote Tribal economic development.

                           (4)      To donate to charitable organizations.

                           (5)      To help to fund operations of local
                                    government agencies, general governmental services, the maintenance of peace and good order, the establishment of educational systems and programs, and the promotion and regulation of economic activities within the sovereign jurisdiction of the Tribe.

                  1.3.2 Tribal Gaming Policy The establishment, promotion and operation of Gaming is a desirable economic activity, provided that such Gaming is regulated and controlled by the Tribe pursuant to the Tribal/State Compact authorized by the Indian Gaming Regulatory Act, and that the Net Revenues received by the Tribe from Gaming are used exclusively for the benefit of the Tribe.

                  1.3.3 Tribal Ownership of Gaming Facility The Tribe shall have sole proprietary interest in and responsibility for the conduct of Gaming Facilities and/or Enterprises authorized by this Code.

                  1.3.4 Tribal Class II Gaming Authorized Class II Gaming is authorized as defined in the IGRA, P.L. 100-447, 25 U.S.C. Section 2703(7)(A) and by regulations promulgated by the NIGC.

                  1.3.5 Tribal Class III Gaming Authorized Class III Gaming is authorized and permitted only with respect to the games identified pursuant to Section 4.1 of the Tribal/State Compact as approved by the Secretary of the Interior, and played in accordance within the definitions and scope of the IGRA, P.L. 100-447, 25 U.S.C. Section 2703(8) and by regulations promulgated by the NIGC.

SECTION 2. DEFINITIONS

         In this Code, except where otherwise specifically provided or the context otherwise requires, the following terms and expressions shall have the following meanings:

         2.1 "Adjusted Gross Revenues" means gross revenues less all cash prizes or the aggregate price of merchandise prizes, except in the case of the games of draw poker and stud poker. Regarding games of draw poker and stud poker, "adjusted gross revenues" means the time buy-ins or tournament fees collected by the Licensee.

         2.2 "Applicant" means any Person or entity who has applied for a License under the provisions of this Code.

         2.3 "Application" means a request for the issuance of a License for employment ata Gaming Facility, or for approval of any act or transaction for which approval is required or permitted under the provisions of this Code.

         2.4 "Association" means representatives from California tribes, the California State Division of Gaming Control and the California Gambling Control Commission as established pursuant to Section 2.2 of the Compact.

         2.5 "Authority" means the Chukchansi Economic Development Authority, a body corporate and politic, and an agency and instrumentality of the Tribe.

         2.6 "Bingo" means the game of chance commonly known as bingo (whether or not electronic, computer or other technologic aids are used in connection therewith) which is played for prizes, including monetary prizes, with cards bearing numbers or other designations, in which the holder of each card covers such numbers or designations when objects, similarly numbered or designated, are drawn or electronically determined, and in which the game is won by the first Person covering a previously designated arrangement of numbers or designations on such cards, including (if played in the same location) pull-tabs, lotto, punch boards, tip-jars, instant bingo and other games similar to bingo.

         2.7 "Breakage" means the remainder by which the amount payable on each dollar wagered exceeds a multiple of ten cents, and in a minus pool, five cents.

         2.8 "Capital Cost" means any disbursement for personal property, the useful life of which is expected to extend beyond one year.

         2.9 "Cash" means any currency commonly accepted as legal tender, including but not limited to currency, traveler's checks, credit cards, and electronic debit cards.

         2.10 "Casino" means an establishment in which several Gaming activities or enterprises are operated.

         2.11 "Charitable Gaming Ticket" means any game piece used in the play of a paper pull tab game, or jar ticket game, or raffle.

         2.12 "Cheating" means a Person's operating or playing in any game in a manner in violation of the written or commonly understood rules of the game, with the intent to create for himself or someone in privity with him an advantage over and above the chance of the game.

         2.13 "Class II Gaming" means those Gaming activities defined as Class II Gaming in the IGRA.

         2.14 "Class III Gaming" means those Gaming activities defined as Class III Gaming in the IGRA.

         2.15 "Code" means this Tribal Gaming Ordinance of the Picayune Rancheria of the Chukchansi Indians, as amended.

         2.16 "Compact" means the Gaming compact between the Tribe and the State, as authorized by the Indian Gaming Regulatory Act.

         2.17 "Compensation" means all wages salaries, perks, bonuses and all other forms of remuneration for services rendered.

         2.18 "Contract" means any legally binding agreement made between a Licensee and another Person for the purpose of conducting any form of lawful Gaming Activity, or providing goods or services to any lawful Gaming Activity or operation.

         2.19 "Council" or "Tribal Council" means the governing body of the Tribe.

         2.20 "Determination of Suitability" means a formal finding by the Tribal Commission or State Gaming Agency that the Applicant or Licensee is suitable to obtain and/or maintain a License.

         2.21 "Employee" means any person who (a) operates, maintains, repairs, assists in any Gaming Activity, works in, or is in any way responsible for supervising such Gaming Activities or persons who conduct, operate, account for, or supervise any such Gaming Activity, (b) is in a category under federal or Tribal gaming law requiring licensing, (c) is an employee of the Tribal Gaming Commission with access to confidential information, or (d) is a person whose employment duties require or authorize access to areas of the Gaming Facility that are not open to the public.

         2.22 "Enrolled Tribal Member" means a Person who is enrolled with the Tribe, and whose name appears on the tribal membership roll.

         2.23 "Enterprise" means the economic entity that is licensed by the Tribal Commission, operates the games, receives the revenues, issues the prizes, and pays the expenses. A gaming enterprise may be operated by the Tribe or a Management Contractor.

         2.24     "Equipment for Games of Chance" (see "Gaming Device").

         2.25 "Exclusive License" means a license, which precludes the Tribal Commission from issuing to another a license for the same specific form of Gaming during the life of the exclusive license. An Applicant must demonstrate and the Tribal Commission must find that the issuance of an Exclusive License is in the economic interest and welfare of the Tribe.

         2.26 "Financial Source" as that term is used in 5.1.4 of the Compact and in this Code, means every Person with whom the Tribe enters into an agreement or Contract for the purpose of extending financing to the Tribe, the proceeds of which are used either directly or indirectly to finance the Gaming Facility or Enterprise.

         2.27 "Games of Chance" means any game or activity, which falls within the broad definition of Gaming or Gaming Activity.

         2.28 "Gaming" or "Gaming Activity" means any activity, operation or game of chance in which any valuable consideration may be wagered upon the outcome determined by chance, skill, speed, strength or endurance, and in which any valuable prize is awarded to the player so wagering.

         2.29 "Gaming Device" means a slot machine, including an electronic, electromechanical, electrical, or video device that, for consideration permits: individual play with or against that device or the participation in any electronic, electromechanical, electrical, or video system to which that device is connected; the playing of games thereon or therewith, including, but not limited to, the playing of facsimiles of games of chance or skill; the possible delivery of, or entitlement by the player to, a prize or something of value as a result of the application of an element of chance; and a method for viewing the outcome, prize won, and other information regarding the playing of games thereon or therewith.

         2.30 "Gaming Facility" or "Gaming Establishment" means any building in which Class III Gaming Activities or Gaming operations occur, or in which the business records, receipts, or other funds of the Gaming operation are maintained (but excluding offsite facilities primarily dedicated to storage of those records, and financial institutions), and all rooms, buildings, and areas, including hotels, ancillary businesses, parking lots and walkways, a principal purpose of which is to serve the activities of the Gaming operation, provided that nothing herein prevents the conduct of Class II Gaming (as defined under IGRA) therein.

         2.31 "Gaming Program" means any Tribal program, which oversees one or more parts of the operation of Gaming. The Gaming Program must be licensed by the Tribal Commission.

         2.32 "Gaming Vendor" means the same as a "Gaming Resource Supplier" as defined by the Compact or any Person or entity who, directly or indirectly, manufactures, distributes, supplies, vends, leases or otherwise purveys Class II Gaming or Class III Gaming resources to the Gaming Facility, provided that the Tribal Commission may interpret this definition to exclude a purveyor of equipment or furniture that is not specifically designed for, and is distributed generally for use other than in connection of Gaming

         2.34 "General Manager" means the Person having management responsibilities for the Gaming Activity, and which shall have access to all areas of the Gaming Facility.

         2.35 "Gross Revenues" means all gaming and non-gaming revenues collected or received from the lawful Gaming Enterprise.

         2.36 "Immediate Family" means, with respect to the Person under consideration, a husband, wife, father, mother, son, daughter, brother, sister, father-in-law, mother-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, stepfather, stepmother, stepson, stepdaughter, stepbrother, stepsister, half brother or half sister.

         2.37 "Indian Gaming Regulatory Act" or "IGRA" means Public Law 100-497, 102 Stat. 2426, 25 U.S.C.ss.ss.2701, et seq. (1988),
                  as amended.

         2.38     "Indian Lands" means:

                  2.38.1 Lands within the limits of the Tribe's exterior boundaries, whereby the Tribe exercises sovereign jurisdiction over such lands, notwithstanding the issuance of any patent and including rights-of-way running through such lands; and

                  2.38.2 Lands title to which is either held in trust by the United States for the benefit of the Tribe or individual Indian or held by the Tribe subject to restriction by the United States against alienation and over which the Tribe exercises governmental powers; and

                  2.38.3 Lands that may be acquired by the Tribe that meet the requirements of 25 U.S.C. Section 2719 et. seq.

         2.39 "In privity with" means a relationship involving one who acts jointly with another or as an accessory before the fact to an act committed by the other or as a co-conspirator with the other.

         2.40     "IRS" means the United States Internal Revenue Service.

         2.41     "Key Employee" means:

                  2.41.1 A Person who performs one or more of the following functions:

                           (1)      Bingo caller;

                           (2)      Counting room supervisor and personnel;

                           (3) Chief of security, or any Person who supervises or directs other employees engaged in providing security or surveillance services;

                           (4)      Custodian of Gaming supplies or cash;

                           (5)      Floor manager, manager or General Manager;

                           (6)      Pit boss;

                           (7)      Dealer;

                           (8)      Croupier;

                           (9) Approver of credit or whose recommendation in this regard are ordinarily sought or followed; or

                           (10) Custodian of gambling devices including Persons with access to cash and accounting records within such devices;

                  2.41.2 If not otherwise included, any other Person whose total cash compensation is in excess of $50,000 per year; or

                  2.41.3 If not otherwise included, any other Person who supervises or directs other employees engaged in the control of Gaming assets and revenues and record keeping, including the recording of cash and evidences in indebtedness, and the maintenance, review, or control of the records, accounts, and reports of transactions; or

                  2.41.4 If not otherwise included, the four most highly compensated Persons in the Gaming Facility; or

                  2.41.5 Any Applicant or Person the Tribal Commission finds is important or necessary to the operation of the Gaming Facility.

         2.42 "License" means the official, legal and revocable permission granted by the Tribal Commission to an Applicant to conduct "Licensed" Gaming Activities of the Tribe.

         2.43 "Licensee" means the Employee, Key Employee, Primary Management Official, Vendor, Enterprise or Facility that has legitimately obtained a valid License.

         2.44 "Lotto" means a form of Gaming in which the revenues derived from the sale of tickets or chances are pooled and those revenues or parts thereof allotted by chance to one or more chance takers or ticket purchasers. The amount of cash prizes or winnings is determined by the Licensee conducting the "lottery," and a progressive pool is permitted.

         2.45 "Management Contract" means any Contract for the management of Class II or Class III Gaming within the meaning of IGRA and any Contract entered between the Tribe and a Vendor, which authorizes the Vendor to manage any Gaming or Gaming Facility, including any Contract defined as a Management Contract under IGRA by the NIGC.

         2.46 "Management Contractor" means any Person or entity who has entered into a Class II or Class III Gaming Management Contract or is a Vendor who is authorized to manage Gaming or Gaming Facility, including any Person who is regarded as a Management Contractor within the meaning of IGRA or the NIGC.

         2.47 "National Indian Gaming Commission" or "NIGC" means the National Indian Gaming Commission established by the IGRA.

         2.48 "Net Revenues" means Gross Revenues less amounts paid out as prizes and less total Gaming related operating expenses, excluding Management Contractor fees.


         2.49 "Participate" in any Gaming means operating, directing, financing or in any way assisting in the establishment of or operation of any class of Gaming or any site at which such Gaming is being conducted, directly or indirectly, whether at the site in Person or off the Reservation.

         2.50 "Person" means any individual, partnership, joint venture, corporation, joint stock company, company, firm, association, trust, estate, club, business trust, municipal corporation, society, receiver, assignee, trustee in bankruptcy, political entity and any owner, director, officer or employee of any such entity or any group of individuals acting as a unit, whether mutual, cooperative, fraternal, nonprofit, or otherwise, the government of the Tribe, any governmental entity of the Tribe or any of the above listed forms of business entities that are wholly owned or operated by the Tribe; provided, however, that the term does not include the Federal Government and any agency thereof. The plural of "Person" is "people."

         2.51 "Player" means a Person participating in a game with the hope of winning money or other benefit, but does not include an Licensee or any assistant of an Licensee.

         2.52     "Primary Management Official"  means:

                  2.52.1 The Person having management responsibility for the overall operation of the Enterprise or Facility, or a management contract; or

                  2.52.2   Any Person who has authority to:

                           (1)      Hire and fire employees; or

                           (2)      Set up working policy for the Gaming
                                    Operation; or

                           (3) The Chief Financial Officer or other Person who has financial management responsibility.

         2.53 "Progressive Gaming" means any game in which a cash prize which, not being won by any player during any game, is retained and further monetarily enhanced by the Licensee or eligible organization, and offered as a prize to players in the next game.

         2.54 "Pull-tabs, Punchboards and Tip Jars" means a form of Gaming in which preprinted cards utilizing symbols or numbers in random order which are uncovered by random choice in expectation of cash prizes if prescribed combinations of symbols and numbers are revealed.

         2.55 "Raffle" means a form of Gaming in which each player buys a ticket for a chance to win a prize with the winner determined by a random method. "Raffle" does not include a slot machine.

         2.56     "Reservation" means lands defined as "Indian Lands" herein.

         2.57     "State" means the State of California.

         2.58 "State Gaming Agency" means the entity of the State pursuant to the Gambling Control Act, pursuant to Division 8 of the Business and Professions Code, Chapter 5, Sec. 19800 et. seq.

         2.59 "State Gaming Facility Compliance Agent" means the Person appointed pursuant to Section 6.4.2(d) of the Compact.

         2.60 "Tribal Commission" means the Tribe's Gaming Commission described in Section 4 of this Code.

         2.61 "Tribal Court" means any Court created by the Tribe pursuant to the Tribe's Constitution.

         2.62 "Tribe" means the Picayune Rancheria of the Chukchansi Indians, including the Authority and any other political subdivision, agency or instrumentality of the Tribe.

         2.63     "Wager" means the initial bet made in any game.

SECTION 3. GENERAL PROVISIONS

         3.1 Authority This Code is enacted pursuant to the inherent sovereign powers of the Tribe pursuant to Article IV, Section 2, of the Constitution, and pursuant to the powers of the Tribal Council pursuant to Article V of the Constitution.

         3.2 Title, Repeal of Prior Laws, and Effect of Repeal This Code may be cited as the Picayune Rancheria of the Chukchansi Indians Gaming Code or "Code".

                  3.2.1 All titles, chapters and sections of the Tribal Code which pertain to Gaming and are in effect as of the date that this Code becomes operative, are hereby repealed, and all other laws, or parts thereof, inconsistent with the provisions of this Code are hereby repealed.

                  3.2.2 Repeal of this Code, or any portion thereof, shall not have the effect of reviving any prior Law, Ordinance, or Resolution theretofore repealed or suspended.

         3.3 Construction In construing the provisions of this Code, unless the context otherwise requires, the following shall apply:

         3.3.1 This Code shall be liberally construed to effect its purpose and to promote substantial justice.

         3.3.2    Words in the present tense include the future and past tenses.

         3.3.3 Words in the singular number include the plural, and words in the plural number include the singular.

         3.3.4 Words of the masculine gender or neuter include masculine and feminine genders and the neuter.

         3.4 Severability If any section of this Code is invalidated by a court of competent jurisdiction, the remaining sections shall not be affected thereby.

         3.5 Effective Date The Code shall become effective upon the date of its approval by the Chairman of the NIGC pursuant to the IGRA.

SECTION 4.        TRIBAL GAMING COMMISSION

         4.1 Establishment The Tribal Council hereby charters, creates and establishes the Picayune Rancheria of the Chukchansi Indians Tribal Gaming Commission as a governmental subdivision of the Tribe.

                  4.1.1 The Picayune Rancheria of the Chukchansi Indians Tribal Gaming Commission shall be referred to throughout this Code as the Tribal

                           Commission.

         4.2      Location and Place of Business

         4.2.1 Gaming Facility The Tribal Commission shall maintain its headquarters, principal place of business and office within the Gaming Facility.

         4.2.2 Other Locations The Tribal Commission may, however, with a majority vote from the Tribal Council, establish other places of business in such other locations as the Tribal Commission may from time to time determine to be in the best interest of the Tribe.

         4.3 Duration The Tribal Commission shall have perpetual existence and succession in its own name, unless dissolved by the Tribal Council pursuant to Tribal law.

         4.4 Attributes As a governmental subdivision of the Tribe, the Tribal Commission is under the directive and control of the Tribal Council, but it is the purpose and intent of the Tribal Council that the operations of the Tribal Commission be conducted on behalf of the Tribe for the sole benefit and interests of the Tribe, its members and the residents of the Reservation.

                  4.4.1 Arm of Tribe In carrying out its purposes under this Code, the Tribal Commission shall function as an arm of the Tribe.

                  4.4.2 Tribal Actions Notwithstanding any authority delegated to the Tribal Commission under this Code, the Tribe reserves to itself the right to bring suit against any Person or entity in its own right, on behalf of the Tribe or on behalf of the Tribal Commission, whenever the Tribe deems it necessary to protect the sovereignty, rights and interests of the Tribe or the Tribal Commission.

         4.5 Recognition as a Political Subdivision of the Tribe The Tribe, on behalf of the Tribal Commission, shall take all necessary steps to acquire recognition of the Tribal Commission as a political subdivision of the Tribe, recognized by all branches of the United States Government as having been delegated the right to exercise one or more substantial governmental functions of the Tribe.

         4.6      Sovereign Immunity of the Tribal Commission

                  4.6.1 Authority The Tribal Commission is clothed by Federal and Tribal law with all the privileges and immunities of the Tribe, except as specifically limited by this Code, including sovereign immunity from suit in the State, Federal or Tribal Court.

                  4.6.2 No Waiver Nothing in this Code shall be deemed or construed to be a waiver of sovereign immunity of the Tribal Commission from suit, which shall only be waived pursuant to subsection 4.7 below.

                  4.6.3 No Consent to Jurisdiction Nothing in this Code shall be deemed or construed to be a consent of the Tribal Commission to the jurisdiction of the United States or of any state or of any other tribe with regard to the business or affairs of the Tribal Commission.

         4.7 Waiver of Sovereign Immunity of the Tribal Commission Except as specified in Section 4.7.5 below, the sovereign immunity of the Tribal Commission may be waived only by express resolutions of both the Tribal Commission and the Tribal Council after consultation with its attorneys.

                  4.7.1 Resolution Effecting Waiver All waivers of sovereign immunity must be preserved with the resolutions of the Tribal Commission and the Tribal Council of continuing force and effect.

                  4.7.2 Policy on Waiver Waivers of sovereign immunity are disfavored and shall be granted only when necessary to secure a substantial advantage or benefit to the Tribal Commission.

                  4.7.3 Limited Nature of Waiver Waivers of sovereign immunity shall not be general but shall be specific and limited as to duration, grantee, transaction, property or funds, if any, of the Tribal Commission subject thereto, court having jurisdiction pursuant thereto and law applicable thereto.

                  4.7.4 Limited Effect of Waiver Neither the power to sue and be sued provided in subsection 4.7 herein, nor any express waiver of sovereign immunity by resolution of the Tribal Commission, shall be deemed a consent to the levy of any judgment, lien or attachment upon property of the Tribal Commission other than property specifically pledged or assigned, or a consent to suit in respect of any land within the exterior boundaries of the Reservation or a consent to the alienation, attachment or encumbrance of any such land.

                  4.7.5 Limited Waiver for Arbitration Actions With the passage of this Code, the Tribal Commission and Tribal Council hereby expressly waive the sovereign immunity of the Tribal Gaming Commission from arbitration actions, arising from Management Contracts with the Management Contractor or from any Collateral Agreement as per 25 C.F.R. ss. 502.5, and which are entered into by the Tribal Commission in connection with the financing, development, management, and operation of Gaming.

         4.8 Sovereign Immunity of the Tribe Except as expressly waived in this section below, all inherent sovereign rights of the Tribe as a Federally-recognized Indian

                  Tribe, with respect to the existence and activities of the Tribal Council, are hereby expressly reserved, including sovereign immunity from suit in any state, Federal or Tribal court. The Tribe, however, does waive its sovereign immunity from arbitration actions, and suit and judgment to compel or enforce arbitration, only to the Management Contractor or in any Collateral Agreement as per 25 C.F.R. ss. 502.5 for disputes arising under Contracts entered into by the Tribe, the Authority and/or the Tribal Council in connection with the financing, development, management, and operation of gaming.

         4.9 Assets of the Tribal Commission The Tribal Commission shall have only those assets specifically assigned to it by the Tribal Council or acquired in its name by the Tribe or by it on its own behalf. No activity of the Tribal Commission nor any indebtedness incurred by it shall implicate or in any way involve any assets of tribal members or the Tribe not assigned in writing to the Tribal Commission.

         4.10     Membership

                  4.10.1 Number of Commissioners The Tribal Commission shall be comprised of three (3) Tribal Gaming Commissioners.

                  4.10.2 Organization The Commission will consist of a Chairman and two (2) Commissioners.

                           (1) The Chairman shall direct Tribal Commission meetings, be the supervisor, and be responsible for the day-to-day operations of the Tribal Commission.

                           (2) The Chairman shall be the agent for service of process.

                           (3) The Tribal Commission shall keep minutes of meetings and provide a copy to the Tribal Council.

                  4.10.3   Qualifications for Tribal Commission Positions

                           (1) Preference shall be given to Enrolled Tribal Members.

                           (2) Must pass the scrutiny of a background check pursuant to 4.10.5 below.

                           (3) Tribal Commissioners shall have expertise, experience, education or a combination thereof in the following areas: finance, management, legal, business, governmental regulation, and Tribal policy and law.

                           (4) Tribal Commissioners shall be at least twenty-five (25) years of age.

                  4.10.4 Date of Appointment The Tribal Council shall appoint initial Tribal Commissioners as soon as practically possible following adoption of this Code. All subsequent appointments shall be made annually thereafter at the General Council Meeting held during the month of the anniversary date of the initial appointment(s).

                  4.10.5 Background Check Prior to the time that any Tribal Commission member takes office on the Tribal Commission, the Tribe shall perform or arrange to have performed a comprehensive background check on each prospective member. No Person shall serve as a Commissioner if:

                           (1) His/Her prior activities, criminal record, if any, or reputation, habits or associations:

                                    (i) Pose a threat to the public interest; or

                                    (ii)    Threaten the effective regulation
                                            and control of Gaming; or

                                    (iii)   Enhance the dangers of unsuitable,
                                            unfair, or illegal practices,
                                            methods, or activities in the
                                            conduct of Gaming; or

                           (2) He/She has been convicted of or entered a plea of nolo contendere to a felony of any jurisdiction or to a misdemeanor involving dishonesty or moral turpitude in any jurisdiction; or

                           (3) He/She has a direct monetary or financial interest in the conduct of any Gaming Enterprise or is in privity with a Management Contractor; or

                           (4)      He/She is presently a member of the Tribal
                                    Council.

         4.11 Term of Office The first Tribal Commission shall be appointed as follows: the Chairman shall be appointed for three (3) years; a Commissioner appointed for two (2) years; and a Commissioner appointed for one (1) year. Upon the expiration of the first terms, each Commissioner thereafter shall be appointed for three (3) year staggered terms.

         4.12 Ex-Officio Members At the direction of the Tribal Council, any member of the Tribal Council, Tribal or Bureau of Indian Affairs employee, or any other Person may be designated to Participate, without vote, in Tribal Commission meetings.

         4.13     Meetings

                  4.13.1 Regular Meetings The Tribal Commission shall meet formally each Monday. Nothing in this Code shall prohibit the Commission from authorizing telephone and off-site meetings.

                  4.13.2 Special Meetings Special meetings may be called at the request of the Tribal Council or the Chairman of the Tribal Commission.

                  4.13.3 Quorum A quorum for all meetings shall consist of two (2) members.

                  4.13.4 Voting All questions arising in connection with the actions of the Tribal Commission shall be decided by majority vote.

         4.14 Compensation of Commissioners The compensation of Tribal Commissioners shall be established by the Tribal Council.

         4.15     Removal of Members or Vacancies

                  4.15.1 Removal A Commissioner may be removed by the Council for the following reasons: serious inefficiency, neglect of duty, malfeasance, misfeasance, nonfeasance, misconduct in office, or for any conduct which threatens the honesty and integrity of the Tribal Commission or otherwise violates the letter or intent of this Code.

                  4.15.2 Due Process Except as provided below, no Commissioner may be removed without notice and an opportunity for a hearing before the Council, and then only after the Commissioner has been given written notice of the specific charges at least ten (10) days prior to such hearing. At any such hearing, the Commissioner shall have the opportunity to be heard in Person or by counsel and to present witnesses on his behalf.

                  4.15.3 Temporary Suspension If the Council determines that immediate suspension of a Commissioner is necessary to protect the interests of the Tribe, the Council may hold a hearing with the Commissioner to suspend the Commissioner temporarily, and the question of permanent removal shall be determined thereafter pursuant to Tribal Commission hearing procedures pursuant to 4.15.2 herein.

                  4.15.4 Written Record A written record of all removal proceedings together with the charges and findings thereon shall be kept by the Tribal Secretary.

                  4.15.5 Removal Final The decision of the Tribal Council upon the removal of a Commissioner shall be final.

                  4.15.6 Vacancies If any Commissioner shall die, resign, be removed or for any reason be unable to serve as a Commissioner, the Council shall declare his/her position vacant and shall appoint another Person to fill the position within thirty (30) days of the vacancy. The terms of office of each Person appointed to replace an initial Commissioner shall be for the balance of any un-expired term for such position provided, however, that any prospective appointee must meet the qualifications established by this Code.

         4.16 Conflict of Interest No Person shall serve as a Commissioner if he/she or any member of his/her Immediate Family has an ownership, partnership or other direct financial interest, other than a regular salary interest, in any Gaming Enterprise, or if he/she has any other Personal or legal relationship which places him/her in a conflict of interest.

         4.17 Powers of the Tribal Commission In furtherance, but not in limitation, of the Tribal Commission's purposes and responsibilities, and subject to any restrictions contained in this Code or other applicable law, the Tribal Commission shall have, and is authorized to exercise by majority vote, the following powers in addition to all powers already conferred by this Code:

                  4.17.1 To reasonably inspect and regulate all Gaming within the jurisdiction of the Tribe, provided that the Commission does not make management decisions as to the day-to-day operations of the Gaming Enterprise.

                  4.17.2 To investigate any reported violations of this Code, the Compact, or any other applicable law regarding Gaming within the jurisdiction of the Tribe.

                  4.17.3 To act as liaison with the NIGC, the California Division of Gambling Control and the California Gaming Control Commission.

                  4.17.4 To publish and distribute copies of this Code and Tribal Commission rules and any Tribal Council, Tribal Commission or Tribal Court decisions regarding Gaming matters.

                  4.17.5 To prepare and submit for Tribal Council approval proposals, including budget and monetary proposals related to the operation of the Tribal Commission, which could enable the Tribe to better carry forth the policies and intent of this Code.

                  4.17.6 To work directly, and only with the Tribal Council with regard to any Gaming issues.

                  4.17.7 To make or cause to be made reasonable inspections or investigations as it deems necessary to ensure compliance with this Code. In undertaking such investigations, the Tribal Commission may request the assistance of Tribal Gaming staff, Federal and local law enforcement officials, legal counsel and other third parties.

                  4.17.8 To arrange for training of Tribal Commission members and employees in areas relating to the regulation or operation of Gaming.

                  4.17.9 Upon prior explicit resolution and approval of the Tribal Council, to employ such advisors as it may deem necessary. Advisors may include, but are not limited to, lawyers, accountants, law enforcement specialists and Gaming professionals.

                  4.17.10 To promulgate rules and regulations to implement and further the provisions of this Code; provided such rules or regulations are approved by Tribal Council resolution or ordinance.

                  4.17.11 To accept, review, approve or disapprove any Application for a License.

                  4.17.12 To consult with and make recommendations to the Tribal Council regarding changes in Tribal Gaming laws and policies.

                  4.17.13 To examine under oath, either orally or in writing, in hearings or otherwise any Person or agent, officer or employee of any Person, or any other witness with respect to any matters related to this Code, including enforcement of tribal Gaming laws, regulations, and policies, and to compel by subpoena the attendance of witnesses and the production of any books, records, and papers with respect thereto.

                  4.17.14 To make, or cause to be made by its agents or employees, an examination or investigation of the place of business, equipment, facilities, tangible Personal property and the books, records, papers, vouchers, accounts, documents and financial statements of any Gaming operating, or suspected to be operating, within the jurisdiction of the Tribe.

                  4.17.15 To delegate to an individual member of the Tribal Commission, or to an individual member of the Tribal Council, or Tribal staff, such of its functions as may be necessary to administer these ordinances efficiently; provided, that the Tribal Commission may not re-delegate its power to exercise any of the substantial governmental functions of the Tribe or its power to promulgate rules and regulations; and provided further that the Tribal Gaming Commission may not delegate to any Person the power to permanently revoke a License.

                  4.17.16 To issue fines and sanctions to the Gaming Facility if it is operating in violation of this Code, and report significant violations of the Compact to the State Gaming Agency.

                  4.17.17 To sue or be sued in courts of competent jurisdiction within the United States and Canada, subject to Sections 4.6 and 4.7 herein; provided, that no suit shall be brought by the Tribal Commission without the prior explicit written approval of the Tribal Council.

                  4.17.18 To use the seal of the Tribal Gaming Commission or the seal of the Tribe with the approval of the Tribal Council.

                  4.17.19 To arbitrate, compromise, negotiate or settle any dispute to which it is a party relating to the Tribal Commission's authorized activities.

                  4.17.20 To exercise the Tribal power to tax, authorized by the Tribal Constitution in accordance with a Tribal Council resolution delegating such power to the Tribal Commission solely for the purpose of allowing it to charge administrative and License Application fees to Gaming License Applicants which are reasonably related to the costs of operating the Tribal Commission.

                  4.17.21 To purchase insurance from any stock or mutual company for any property or against any risk or hazard.

                  4.17.22 With prior approval of the Tribal Council, to make application and accept grants and other awards from private and governmental sources in carrying out or furthering the purposes of the Tribal Commission or the Tribe.

                  4.17.23 To establish and maintain such bank accounts as may be necessary or convenient.

                  4.17.24 To require the filing of any records, forms, and reports and all other information desired by the Tribal Council or required by this Code.

                  4.17.25 To provide for an internal system of record keeping with adequate safeguards for preserving confidentiality as deemed necessary by the Tribal Commission for retaining records, forms and reports at least three (3) years.

                  4.17.26 To adopt a schedule of fees to be charged for Licenses.

                  4.17.27 To adopt a schedule of fees for services rendered relating to transcripts and the furnishing or certifying of copies of proceedings, files, and records.

                  4.17.28 To conduct or arrange for background investigations of all Applicants.

                  4.17.29 To discipline any Licensee or Person participating in Gaming by ordering immediate compliance with this Code, and to issue an order of temporary suspension of any License issued under this Code.

                  4.17.30 To issue an order of temporary closure of a Gaming Facility in the event the Tribal Commission determines that immediate closure is necessary to protect assets or interests of the Tribe pursuant to the due process and hearings required by Section 4.22 herein.

                  4.17.31 To become self-regulating whenever the Tribe becomes eligible for a certificate of self-regulation under the IGRA.

                  4.17.32 To file with the State Gaming Agency a request to be heard on any denial of a Determination of Suitability.

                  4.17.33 To ask for the assistance of the State Gaming Agency to carry out the Class III provisions of this Code and to reimburse the State Gaming Agency for any costs that it occurs in the provision of this service.

                  4.17.34 To assist the Management Contractor in taking all steps necessary and appropriate to insure the physical safety of all Tribal Gaming Enterprises, their Licensees, patrons and employees.

                  4.17.35 Notwithstanding any authority granted herein, the Tribal Commission shall endeavor to follow rules, regulations, standards, specification and procedures which are consistent with the State Gaming Agency's rules, regulations, standards, specifications and procedures adopted pursuant to Sections 6.0 through
                           8.0 of the Compact.

                  4.17.36 To enact and adhere to its own internal controls including a Conflict of Interest Policy governing Commissioners and Tribal Gaming Commission staff.

         4.18 Annual Budget The Tribal Commission shall prepare an annual operating budget for all Tribal Commission activities and present it to the Tribal Council by October 15 of each year.

         4.19     Tribal Commission Regulations

                  4.19.1 Tribal Commission regulations necessary to carry out the orderly performance of its duties and powers shall include, but shall not be limited to, the following:

                           (1) The Minimum Internal Control Standards ("MICS") as issued by the NIGC;

                           (2) Interpretation and application of this Code, as may be necessary to enforce the Tribal Commission's duties and exercise its powers;

                           (3) A regulatory system for overseeing Gaming, including accounting, contracting, management and supervision;

                           (4) The findings of any reports or other information required by or necessary to implement this Code; and

                           (5) The conduct of inspections, investigations, hearings, enforcement actions and other powers of the Tribal Commission authorized by this Code.

                  4.19.2 No regulation of the Tribal Commission shall be of any force or effect unless it is adopted by the Tribal Commission by written resolution and subsequently approved by a resolution of the Tribal Council and both resolutions filed for the record in the office of the Tribal Secretary.

         4.20 Right of Entrance; Bi-Monthly Inspection. The Tribal Commission and duly authorized officers and employees of the Tribal Commission, during regular business hours, may reasonably enter upon any premises of any Licensee or Gaming Facility for the purpose of making inspections and examining the accounts, books, papers and documents of any such Gaming Facility.

                  4.20.1 Aid to Entry The Gaming Facility staff shall facilitate such inspection or examinations by giving every reasonable aid to the Tribal Commission and to any properly authorized officer or employee.

                  4.20.2 Frequency of Inspection A Commissioner or a member of the Tribal Commission's staff shall visit each Gaming Facility at least once every two weeks during normal business hours for the purpose of monitoring its operation. Such visits shall be unannounced.

         4.21 Investigation The Tribal Commission, upon complaint or upon its own initiative or whenever it may deem it necessary in the performance of its duties or the exercise of its powers, may investigate and examine the operation and premises of any Person or Licensee within its jurisdiction. In conducting such investigation, the Tribal Commission shall make no order or final decisions without affording any affected party notice and a hearing.

         4.22 Due Process; Notice; Hearings; Examiner The Tribal Commission shall provide due process and provide notice and a hearing if it is to utilize any of its enforcement capabilities in the administration of its powers and duties hereunder.

                  4.22.1 No Hearing, Voluntary Resolution Whenever it shall appear to the satisfaction of the Tribal Commission that all of the interested parties involved in any proposed hearing have agreed concerning the matter at hand, the Tribal Commission may dismiss the issue without a hearing.

                  4.22.2 Notice of Hearing The Tribal Commission shall, within 5 days after the event giving rise to the concern, provide a written notice setting forth, with specificity, the issues to be resolved.

                  4.22.3 Hearing The Tribal Commission shall, within 5 days after the notice of hearing pursuant to 4.22.2, provide the affected parties the right to present oral or written testimony to all people interested therein as determined by the Tribal Commission.

                  4.22.4 Examiner The Tribal Commission shall act as examiner for the purpose of holding any hearing, or the Tribal Commission may appoint a Person qualified in the law or possessing knowledge or expertise in the subject matter of the hearing to act as examiner for the purpose of holding any hearing. Any such appointment shall constitute a delegation to such examiner of the powers of the Tribal Commission under this Code with respect to any such hearing.

                  4.22.5 Decision The Examiner shall render a written opinion within 48 hours of the hearing.


                  4.22.6 A decision of the Examiner shall be final; provided, however, that the Tribe, the Authority, and/or the Tribal Commission may agree by Contract that the rights of a party under a Contract for the financing, development, operation and management of Gaming may be subject to arbitration and other proceedings in accordance with such Contract.

         4.23 Quarterly Report of Tribal General Manager Reports. The Tribal Commission shall file a quarterly report to the Tribal Council summarizing reports received from each of the Tribe's Gaming Facilities and make such comments as it deems necessary to keep the Tribal Council fully informed as to the status of the Tribal Commission's activities.

SECTION 5. GAMING LICENSES

         5.1      Applicability

                  5.1.1 Every Employee, Key Employee, Primary Management Official, Gaming Enterprise, and Gaming Facility that aids, participates or is related to Gaming is required to have a current and valid License as issued by the Tribal Commission.

                  5.1.2 The Tribe will perform background investigations and issue licenses to Key Employees and Primary Management Officials according to requirements at least as stringent as those in 25 C.F.R. Parts 556 and 558.

                  5.1.3 Every Gaming Vendor that provides or receives, or is likely to provide or receive at least Twenty-five Thousand Dollars in any twelve (12) month period from the Enterprise is required to have a current and valid License as issued by the Tribal Commission.

                  5.1.4 Any Financial Source is required to have a current and valid License issued by the Tribal Commission, provided that any Financial Source presently extending financing shall be Licensed within Ninety
                           (90) days of execution of this Code.

                           5.1.4.1  Exemptions: The following lenders,
                                    regardless of their relationship to the
                                    Tribe, and regardless of whether they would otherwise be considered a Financial Source, are exempt from the Financial Source licensing requirements of this section: federally or state regulated banks; federally or state regulated savings and loan institutions; any other federally or state regulated lending institution including commercial lenders licensed under Division 9, Article 3, ss. 22000 et seq. of the California Finance Code; any agency of the federal, State or local government; or any investor who, extends financing, directly or indirectly, to the Tribe in an amount less than 10% of the aggregate amount of outstanding indebtedness (whether by loans, securities such as bonds or otherwise) of the Tribe.

         5.2      Application Procedure

                  5.2.1 Submission to Tribal Commission An Applicant seeking a License shall submit an Application to the Tribal Commission on such form as the Tribal Commission may require.

                  5.2.2. Privacy Act and False Statement The application form shall include the following notices:

                           5.2.2.1. Privacy Act
                                    In compliance with the Privacy Act of 1974, the solicitation of information on this form is authorized by 25 U.S.C. 2701 et seq. The purpose of the requested information is to determine the eligibility of individuals to be employed in a gaming operation. The information will be used by National Indian Gaming Commission members and staff who have need for the information in the performance of their official duties. The information may be disclosed to appropriate Federal, Tribal, State, local, or foreign law enforcement and regulatory agencies when relevant to civil, criminal or regulatory investigations or prosecutions or when pursuant to a requirement by a tribe or the National Indian Gaming Commission in connection with the hiring or firing of an employee, the issuance or revocation of a gaming license, or investigation of activities while associated with a tribe or a gaming operation. Failure to consent to the disclosures indicated in this notice will result in a tribe's being unable to hire you in a primary management official or key employee position. The disclosure of your Social Security Number (SSN) is voluntary. However, failure to supply a SSN my result in errors in processing your application.

                           5.2.2.2. False Statement
                                    A false statement on any part of your
                                    application may be grounds for not hiring you, or for firing you after you begin work. Also, you may be punished by fine or imprisonment (U.S. Code, title 18, section
                                    1001).

                  5.2.3 Submission to State Gaming Agency The Applicant shall also submit an application for a Determination of Suitability along with required releases to the State Gaming Agency.

                  5.2.4 Application Contents At a minimum, and regardless of whether the information is relevant for the type of License applied for, the Application shall contain the following information:

                           (1) The full name (and other names ever used), address, telephone number, age, birth date and place, citizenship, gender, and social security number or business identification number of the Applicant.

                           (2) If the Applicant has resided at his current address for less than five years, his previous addresses.

                           (3) The name, address and telephone number of the Licensee for whom he will work and the specific location at which he will be employed. A description of the job, task, or service the Applicant will provide.

                           (4) The names and addresses of the Applicant's Immediate Family.

                           (5) The Applicant's criminal and civil record, if any, and an explanation of any crimes for which he has been convicted or civil suits he has lost, or to which he has entered a plea of nolo contendere.

                           (6) A disclosure of any judgment rendered against the Applicant.

                           (7) The names, addresses and telephone numbers of three references who are not related to the Applicant.

                           (8) A list of the Applicant's previous jobs over the preceding five (5) years and his present business affiliations.

                           (9) The identity of any ownership interest in any past business ventures.

                           (10) The disclosure of whether there is a previous contractual relationship with an Indian tribe.

                           (11) A sworn statement whether the Applicant or any member of his/her Immediate Family has a past or current financial interest in any Gaming-related enterprise anywhere.

                           (12) A list of all Gaming-related licenses the Applicant has ever applied for, whether or not they were granted such license.

                           (13) A list of all professional, occupational or business licenses the Applicant has ever applied for, whether or not they were granted such license.

                           (14)     A statement of all languages written or
                                    spoken.

                           (15) Written permission giving the Tribal Commission, any authorized State or local law enforcement agency, the State Gaming Agency and NIGC or its designees the right to the Applicant's background, including his criminal record.

                           (16) A complete disclosure of any pending or anticipated civil or criminal action against the Applicant.

                           (17) A sworn statement that if the License applied for is issued, the Applicant will submit to the jurisdiction of the Tribe and the Tribal Court.

                           (18) A sworn statement that the Applicant will abide by all applicable Tribal and Federal laws, regulations and policies.

                           (19) A photograph of the Applicant taken within the past year.

                           (20) A written statement that the information contained in the Application is true and correct to the best of Applicant's knowledge.

                  5.2.5 Business Entities In addition to the relevant information requested in 5.2.4, business entities shall also submit the following:

                           (1)      Each of its officers and directors;

                           (2) Each of its principle management employees, including any chief executive officer, chief financial officer, chief operating officer, and general manager;

                           (3) Each of its owners or partners, if an unincorporated business;

                           (4) Each of its members, if a limited liability company;

                           (5) Each of its shareholders who own more than 10 percent of the shares of the corporation; and

                           (6) Each person or entity that, alone or in combination with others, has provided financing in connection with Gaming authorized under this Compact.

         5.3 Review of License Application. The Tribal Gaming Commission shall thoroughly review and conduct a background investigation for each Tribal Gaming License Application sufficient to make a determination of eligibility as required under this Code. The Tribal Gaming Commission's review and background investigation shall include, but is not limited to the following:

                  5.3.1 The Tribal Gaming Commission shall enter into an agreement with the Sheriff's Department of Madera County, State of California, to take each Applicant's fingerprints. Each Applicant shall submit the completed fingerprint card along with his/her Application to the Tribal Gaming Commission.

                  5.3.2 The Tribal Gaming Commission shall review diligently the information provided in the Tribal Gaming License Application, including, but not limited to, contacting and investigating all resources identified in the Tribal Gaming License Application. An authorized Tribal official, identified by the Tribal Gaming Commission, shall review an Applicant's prior activities, criminal record (if any), reputation, habits, and associations in order to make an eligibility determination for Key Employees and Primary Management Officials. For purposes of conducting a criminal history check on each Key Employee and Primary Management Official (in addition to the check of the criminal history records information maintained by the Federal Bureau of Investigation, as described below), the Tribal Gaming Commission shall enter into an agreement with the Madera County Sheriff's Department for the performance of criminal history checks by the Sheriff's department and the processing, transmission and reporting of information and findings relating to such criminal history checks.

                  5.3.3 The Tribal Gaming Commission shall provide a written report as to findings and conclusions of the foregoing background investigation, including, but not limited to:

                           5.3.3.1  Steps taken in conducting diligence;

                           5.3.3.2  Results of the conducted diligence;

                           5.3.3.3 Conclusions from review of conducted diligence; and

                           5.3.3.4  The basis for those conclusions.

5.3.4 The Tribal Gaming Commission shall transmit the Applicant's Application, file, and eligibility determination report to the NIGC and the State Gaming Agency.

5.3.5 The Tribal Gaming Commission shall maintain the Applicant's file, including applications, background investigation reports, and eligibility determination reports, for inspection by the NIGC for no less than three (3) years from the date of termination of employment.

5.3.6 The Tribal Gaming Commission, when it does not license an Applicant, shall notify the NIGC and forward copies of the Tribal Gaming Commission's eligibility determination report and the investigative report (if any).

         5.4 Authorized Entity for Fingerprint Cards. The Tribal Gaming Commission may contract with any entity, with approval from the Tribal Council, and authorize such entity to receive and process fingerprint cards for background investigation purposes, so long as such background investigation shall, at a minimum, include a check of criminal history records maintained by the Federal Bureau of Investigation. The Tribal Gaming Commission, if it chooses not to contract with any other entity, shall designate the NIGC as its authorized entity for receiving and processing fingerprint cards for background investigation purposes, so long as such background investigation , at a minimum, includes a check of criminal history records information maintained by the Federal Bureau of Investigation.

         5.5 Notification and MOU with NIGC. If the Tribal Gaming Commission chooses to utilize the NIGC pursuant to Section 5.4 above, the Tribal Gaming Commission, with consent of the Tribal Council, shall notify the NIGC of the forwarding of Tribal Gaming License applications to NIGC. Before obtaining and processing fingerprint cards for background investigation purposes, the Tribal

                  Gaming Commission shall enter into a Memorandum Of Understanding ("MOU") with the NIGC providing that any and all criminal results obtained from the fingerprint cards for background investigation purposes shall be viewed by Tribal government officials only.

         5.6      Scope and Types of License

                  5.6.1 Gaming Employee License Employee Gaming Licenses are for those Employees that deal in an area of Gaming or Cash Handling within the Gaming Facility or Enterprise. A License issued pursuant to this section shall be effective for only the location, job and employer contained in the Application; provided, however, nothing herein shall prohibit a Primary Management Official or Key Employee from simultaneously performing the duties and responsibilities of more than one position; provided further, that the Primary Management Official or Key Employee is performing a position that is directly in lineal descent below them in the organizational structure of the Enterprise and that they are qualified and trained to perform the duties of the positions so performed. Dealers may also be permitted to deal various card games so long as they are qualified and trained to perform the duties of the positions so performed and are specifically licensed for those positions.

                  5.6.2 Non-Gaming Employee License A Non-Gaming Employee License is for employees that are not permitted in areas of Gaming, for example, cooks, kitchen staff, food servers, or hostess. A License issued pursuant to this section shall be effective for only the location, job and employer contained in the Application. These Licenses will not require the same level of background scrutiny required for Gaming Licenses.

                  5.6.3 Part-Time or Full-Time Licenses The Employee's License shall state clearly whether the Employee is a part-time or full-time Employee.

                  5.6.4 Transferring Licenses A Licensee shall apply to have his/her license transferred to a new location by requesting that transfer in writing to the Tribal Commission in a mannerwhich details the new job and location.

         5.7 Temporary Licensing Notwithstanding anything herein to the contrary, if the Applicant has completed a License Application, the Tribal Commission may immediately issue a temporary License if:

                  5.7.1 The Tribal Commission has conducted a preliminary, local, background investigation; and

                  5.7.2 Based on the preliminary investigation, the information does not indicate that the Applicant has a criminal history.

                  5.7.3    Temporary licenses may last no longer than 90 days.

         5.8      License Issuance, Term and Substance

                  5.8.1 Issuance Upon completion of the necessary background investigation, and after the Tribe has complied with the 30-day NIGC review requirements found in 25 C.F.R. ss.558.3 and ss.558.4, the Tribal Commission may issue a License on a conditional or unconditional basis. If the NIGC objects to an Applicant, the Tribe shall reconsider the Application, taking into account the reasons for the objections noted by NIGC. However, the Tribe shall have the final word on whether to license an Applicant. Nothing herein creates a property right in the License.

                  5.8.2 Term Any License issued pursuant to this section shall be effective for a period of two (2) years from the date of issuance.

                  5.8.3 License Substance The License shall state on its face the name of the Applicant, the Tribal Logo, the Licensee who employs him, and the license number. It shall also include a photograph of Licensee.

         5.9 License Denial Any Application for a License shall be denied if the Tribal Commission, after an adequate review, determines the Application is incomplete or deficient, or that the employment of the Applicant poses a threat to the public interest or the effective regulation of gaming, or creates or enhances the danger of unsuitable, unfair or illegal practices and methods and activities in the conduct of gaming,. If the foregoing determinations about the Applicant are made, no management contractor or Tribal gaming operation shall employ the Applicant.

         5.10 Renewals A Licensee shall petition to have the License renewed by applying to the Tribal Commission for a renewal before the License expires. Applicants may be required to provide updated material as requested.

         5.11 Requirement to Produce License Upon Request Licensees must carry the License and visibly display the License during working hours and must produce the License upon the request of any Person.

         5.12     License Suspension or Revocation of License

                  5.12.1 Temporary Suspension or Revocation The Tribal Commission may suspend or revoke a License, after notice and an opportunity for a hearing pursuant to
                           Section 4.22 herein, for any of the following reasons:

                           (1) The Licensee withheld pertinent information on the Application;

                           (2) The Licensee made false statements on the Application;

                           (3) The Licensee participated in Gaming that was not authorized by any Gaming License or regulatory approvals, and therefore deemed illegal;

                           (4) The Licensee attempted to bribe a Tribal Council member, Commissioner or other Person, in an attempt to avoid or circumvent Tribal law;

                           (5) The Licensee offered something of value to a Tribal Commission member;

                           (6) The Licensee knowingly promoted, played or participated in any Gaming operated in violation of Tribal or Federal law;

                           (7) The Licensee is knowingly involved in the falsification of books or records which relate to a transaction connected with the operation of Gaming;

                           (8) The Licensee violated this Code or the rules and regulations of the Tribal Commission;

                           (9) The Licensee has been convicted or has entered a plea of nolo contendere to any crime involving Gaming, fraud, theft, or embezzlement.

                           (10) The Licensee has refused to comply with any lawful order, inquiry or directive of the Tribal Commission, the Tribal Council, the Federal Government or any court of competent jurisdiction;

                           (11) The Licensee has been convicted of, or entered a plea of nolo contendere to, a crime involving the sale of illegal narcotics or controlled substances;

                  5.12.2   Procedure for Suspension

                           (1) Upon reasonable cause that a violation of the Code has occurred, the Tribal Commission or its designee may either undertake an investigation of the Licensee, or serve upon such Licensee an order to show cause why the Licensee's License should not be revoked, or why the Licensee should not be enjoined from conducting Gaming.

                           (2) Additionally, if the NIGC notifies the Tribe that it has received reliable information indicating that a key employee or primary management official is not eligible for employment under 25 C.F.R. ss.558.2, the Tribal Commission or its designee shall suspend such license and notify the licensee in writing that his/her license has been suspended and may be revoked.

                           (3) Such notice shall state the reason for the suspension and/or order, and the time and place for the hearing before the Tribal Commission pursuant to Section 4.22 herein.

                           (4) The Licensee shall have an opportunity to present testimony and cross-examine opposing witnesses, and to present any other evidence as to why a revocation order or injunction should not be issued.

                           (5) The hearing shall be set for not less than two (2) days or more than five (5) days from the date of the notice. The hearing shall be governed in all respects in accordance with Tribal law and Tribal Commission regulations. Any suspension decision of the Tribal Commission after hearing shall be final. The Tribe shall notify NIGC of its decision.

         5.13 Enterprise License The Gaming Enterprise authorized by the Compact and this Code shall be licensed by the Tribal Commission. The Tribal Commission shall automatically issue a License if the following threshold criteria are met:

                  5.13.1 The Gaming is located on lands taken into trust after October 17, 1988, as a settlement of a claim.

                  5.13.2 The Gaming is authorized pursuant to this Code, the Compact and the IGRA.

                  5.13.3 The Gaming is authorized by a Tribal Council resolution.

                  5.13.4 The Tribe has the sole proprietary interest and the Management Contract is consistent with Tribal and Federal law and is properly approved by the Chairman of the NIGC.

         5.14 Facility License The Gaming Facility authorized by the Compact and this Code shall be licensed by the Tribal Gaming Commission.

                  5.14.1 A Facility License shall be issued if the following criteria are met:

                           (1) The Tribal Gaming Commission has determined, based on the reports of qualified inspectors and a review by the Tribal Gaming Commission of all relevant contracts and operational policies and procedures, including safety manuals and intergovernmental agreements relating to environmental protection, health, safety and emergency services, that the Gaming Facility has been constructed and shall be maintained and operated in a manner that adequately protects the envoronment and the public health and safety.

                               (2) The construction, expansion or modification of the Facility shall meet the Building and Safety Code pursuant to Title VIII of this Code.

                               (3) The construction, expansion or modification of the Facility shall meet the standards of the federal American with Disabilities Act pursuant to Title IV of this Code.

                                (4) Upon the inspection of the health and safety
                                    of the building, and upon the inspection that all Gaming controls that are necessary to insure the integrity of the Gaming are in place, the Tribal Gaming Commission shall issue to the Facility a Certificate of Occupancy, which shall be reissued upon similar inspections every two years.

                  5.14.2 Upon the issuance of a Facility License, the Tribal Gaming Commission shall forward the License to the State Gaming Agency within ten (10) days of issuance.

                  5.14.3 The Facility License shall be posted in a conspicuous and public place in the Facility at all times.

         5.15     State Gaming Agency Licensing

                  5.15.1 Except as provided in Sections 5.15.2 and 5.15.3 below, the Tribe will not employ or affiliate with any Person whose application to the State Gaming Agency for a determination of suitability has been denied.

                  5.15.2 Notwithstanding Section 5.15.1, the Tribe may employ a Person who has been denied for a determination of suitability by the State Gaming Agency if :

                           (1) The Person holds a valid and current Tribal License;

                           (2) The denial by the State Gaming Agency is based on reasons that antedate the filing of the Person's initial application to the State Gaming Agency;

                           (3) The Person is not an Employee of another Gaming Enterprise;

                           (4) The Person has been in continuous employ for at least three years by the Tribe prior to the effective date of the Compact.

                  5.15.3 Notwithstanding Section 5.15.1, the Tribe may employ a Person who has been denied for a determination of suitability by the State Gaming Agency if :

                           (1)      The Person is an Enrolled Member of the
                                    Tribe;

                           (2) The Person holds a valid and current Tribal License;

                           (3) The denial by the State Gaming Agency is based on reasons that antedate the filing of the Person's initial application to the State Gaming Agency;

                           (4) The Person is not an Employee of another Gaming Enterprise;

         5.16     Miscellaneous Licensing Provisions

                  5.16.1 No License shall be sold, lent, assigned or otherwise transferred.

                   5.16.2 Each Licensee shall have a copy of the Code and regulations readily available for inspection by any Person at each authorized Gaming site.

                   5.16.3 The Tribe shall monthly provide the State Gaming Agency with the name, badge identification number, and job descriptions of all non-key Gaming Employees.

SECTION 6. BANK ACCOUNTS AND RECORDKEEPING

         6.1 Bank Account The Tribe and/or the Authority, as applicable, shall open a separate bank account for the Enterprise and all receipts of each Gaming Activity shall be deposited in the account.

         6.2 Record Keeping Accounting records of the Gaming, Enterprise, and Facility shall be kept on a double entry system of accounting, maintaining detailed supporting and subsidiary records. The Tribe shall maintain the following records for not less than three (3) years:

                  6.2.1 Revenues, expenses, assets, liabilities and equity for each location at which Class II and Class III Gaming is conducted.

                  6.2.2 Daily cash transactions for Gaming, including but not limited to transactions relating to each Gaming table, game drop box and game room bank.

                  6.2.3 All markers, IOU's, returned checks, hold checks or other similar credit instruments.

                  6.2.4 Individual and statistical game records to reflect statistical drop and statistical win for electronic, computer, or other technologically assisted games.

                  6.2.5 Contracts, correspondence and other transaction documents relating to all Gaming Vendors.

                  6.2.6 Records of all customer complaints and Tribal Gaming enforcement activities.

                  6.2.7 All gaming related audits prepared by or on behalf of the Tribe or one of its subdivisions.

         6.3      Audit Requirements

                  6.3.1 The Enterprise shall provide a copy of an annual independent audit to the Tribal Commission, the Tribal Council, the State Gaming Agency, and the National Indian Gaming Commission.

                  6.3.2 Each contract between the Tribe and another Person for supplies, services (other than legal and accounting services) or concessions for a contract amount in excess of $25,000 annually shall be subject to an independent audit. Such audit shall be solely limited to a monthly printout from the accounts payable of the Gaming Operations of the checks rendered . A copy of such audit will be provided to the Tribal Gaming Commission, the Tribal Council, State Gaming Agency and the National Indian Gaming Commission.

         6.4      Notices to the Public

                  6.4.1 The Gaming Facility shall have a copy of this Code readily available for inspection by any Person at each Gaming Facility.

                  6.4.2 The Gaming Facility shall post in a conspicuous location near each game an explanation of the rules of play of every game operated or shall otherwise provide the public with such an explanation.


SECTION 7. GAMING ENTERPRISE RESTRICTIONS AND COMPLIANCE

         7.1      Number of Facilities

                  7.1.1 The Tribe may establish and operate not more than two Gaming Facilities, and only on those lands on which Gaming may lawfully be conducted under IGRA.

                  7.1.2 The Tribe may combine and operate in each Gaming Facility any forms and kinds of Gaming permitted under the Compact, IGRA and this Code.

         7.2      Gaming Device Restrictions

                  7.2.1 Number of Devices The Tribe may offer no more than Two Thousand Gaming Devices combined for all Facilities.

                  7.2.1 Transferability of Devices The Gaming Enterprise, or any Licensee, is prohibited from selling, renting or lending Gaming Devices to any Person without prior written approval of the Tribal Commission.

                  7.2.2 Transportation of Devices Transportation of a Gaming Device to or from the Gaming Facility within California is permissible only if:

                           (1) The Tribal Commission has issued a permit to transport the Device; and

                           (2) The Tribal Commission has provided at least ten (10) days notice to the local County Sheriff; and

                           (3) The final destination of the Device is a gaming facility of any tribe in California with a Tribal/State Compact; or

                           (4) The final destination is in a state or country whereby the Device is otherwise legal; or

                           (5)      The final destination is located in
                                    California for the purpose of testing,
                                    repair or storage by a Person that is
                                    licensed by the State Gaming Agency.

         7.3 Gaming Device Technical Standards The technical standards for Gaming Devices shall adhere to the Gaming Laboratories International, Incorporated standards.

         7.4      Age Restrictions

                  7.4.1 No Person under the age of Eighteen (18) shall be employed by the Gaming Facility, Management Contractor or the Tribal Commission.

                  7.4.2 No Person under Twenty-one (21) years of age shall be employed in the service of alcoholic beverages at the Gaming Facility.

                  7.4.3 No Person under the age of Twenty-one (21) shall be permitted in any area where Gaming is occurring and alcoholic beverages are being consumed.

                  7.4.4 No Person under the age of Twenty-one shall be permitted to place any wager, directly or indirectly, in any Gaming Activity.

                  7.4.5 No Person under the age of Twenty-one shall be permitted in any room in which Gaming is being conducted unless the person is en-route to a non-gaming area of the Gaming Facility.

         7.5      Methods of Payment

                  7.5.1 Gaming chips and other tokens of value may be sold and redeemed by the Enterprise and only for full value.

                  7.5.2 Consideration to participate in Gaming shall be cash only. No other form of consideration shall be allowed unless the Tribal Commission gives prior written approval.

         7.6      Compliance requirements

                  7.6.1 Evidence of win or loss incurred by a Player must, upon request, be provided in such form as will be acceptable to the Internal Revenue Service.

                  7.6.2 The Enterprise shall pay all fees and file all reports required by law within the time prescribed.

                  7.6.3 The Enterprise shall respond immediately to all inquiries, subpoenas, or orders of the Tribal Commission, the State Gaming Agency, the Tribal Council, or the NIGC.

                  7.6.4 The Enterprise shall make its premises and books and records available for inspection during normal business hours by the Tribal Commission, the State Gaming Agency, the National Indian Gaming Commission and members of the Tribal Council or their designee.

         7.7      Miscellaneous

                  7.7.1 The Enterprise shall provide adequate security to protect the public before, during, and after Gaming.

                  7.7.2 The Enterprise may not discriminate on the basis of sex, race, color, or creed in its employment practices related to Gaming.

SECTION 8. ENFORCEMENT

         8.1 Jurisdiction Except as provided in this Code or the Compact, the Tribal Commission shall have jurisdiction over all violations of this Code.

         8.2 Prohibited Acts In addition to other civil and criminal offenses provided for in this Code, the following acts are prohibited by any Person and subject any violator to the civil or criminal penalties specified herein:

                  8.2.1 Participating in any Gaming, which is not authorized by this Code.

                  8.2.2 Knowingly making a false statement in connection with any Contract to participate in any Gaming Activity.

                  8.2.3 Attempting to bribe any Person participating in any Gaming Activity.

                  8.2.4 Offering or accepting a loan, financing or other thing of value between a Tribal Commission member or employee and any Person participating in any Gaming Activity.

                  8.2.5    Promoting or participating in any illegal Gaming
                           Activity.

                  8.2.6 Failing to keep sufficient books and records to substantiate receipts, disbursements and expenses incurred or paid from any Gaming Activity authorized pursuant to this Code.

                  8.2.7 Falsifying any books or records that relate to any transaction connected with any Gaming Activity pursuant to this Code.

                  8.2.8 Conducting or participating in any Gaming Activity, which results in Cheating.

                  8.2.9 Allowing participation in Gaming Activity by or with an intoxicated or disorderly Player.

                  8.2.10 Allowing or participating in the sale of liquor when such sale is prohibited by Tribal law.

                  8.2.11 Accepting consideration other than money, tokens or chips for participation in any Gaming Activity.

                  8.2.12 Using bogus or counterfeit chips or Charitable Gaming Tickets, or to substitute or use any cards, Charitable Gaming Tickets or Gaming equipment that has been marked or tampered with.

                  8.2.13 Employing or possessing any Cheating device or to facilitate Cheating in any Gaming Activity.

                  8.2.14 Willfully using any fraudulent scheme or technique to change the odds of any Game of Chance.

                  8.2.15 Soliciting, directly or indirectly, or using inside information on the nature or status of any Gaming Activity for the benefit of an individual.

                  8.2.16 Tampering with a Gaming Device, attempting to conspire to manipulate the outcome or the payoff of a Gaming Device, or otherwise unlawfully tampering with or interfering with the proper functioning of the machine.

                  8.2.17   Alter or counterfeiting a Gaming license.

                  8.2.18 Aiding, abetting, or conspiring with another Person knowingly or knowingly to cause any Person to violate any provision of this Code or any rules and regulations adopted hereunder.

                  8.2.19 Operating, using or making available to the public any illegal Gaming Device, apparatus, material or equipment.

                  8.2.20 Selling, holding out for sale or transporting into or out of the jurisdiction of the Tribe any illegal Gaming Device, apparatus, material or equipment.

                  8.2.21 Assisting or allowing a Person who is under the age of Twenty-one (21) to participate in a Gaming activity.

                  8.2.22 Possessing any illegal narcotics or controlled substances on any licensed Gaming site.

                  8.2.23 Stealing or attempting to steal funds or other items of value from any Gaming Facility or from the Tribal Commission.

                  8.2.24 Employing any Person at a licensed Gaming Facility whom the Licensee knows has been convicted of a Gaming crime or a crime of fraud.

         8.3 Criminal Violation Any Indian who violates or fails to comply with any provision of this Code, or who fails or neglects to comply with any order, decision of the Tribal Commission, shall be charged and given due process pursuant to Section
                  4.22 herein. If such Indian is found to be guilty of a crime, he may be required to pay a fine not to exceed Five Thousand Dollars ($5,000) or be incarcerated for not to exceed two (2) years. Each day during which any such violation or failure to comply continues shall constitute a separate violation of this Code.

         8.4 Civil Violation Any non-Indian who violates or fails to comply with any provision of this Code, or who fails or neglects to comply with any final order of the Tribal Commission, shall be charged and given due process pursuant to Section 4.22 herein. If the non-Indian is found liable, he may pay a civil fine not to exceed Five Thousand Dollars ($5,000) for each violation thereof. Each day during which any such violation or failure to comply continues shall constitute a separate violation of this Code. The amount of any such civil fine may be recovered in a civil action in the Tribal Court.

         8.5 Cumulative Fines All civil fines accruing under this Code shall be cumulative and a suit for the recovery of one fine shall not bar or affect the recovery of any other fine, or judgment, penalty, forfeiture or damages, nor bar the power of the Tribal Court to punish for contempt, nor bar any criminal prosecution against any officer, director, agent, or employee of any Licensee, or any other Person.

         8.6 Purpose of Civil Penalties The civil fines imposed under this Code are intended to be remedial and not punitive and are designed to compensate the Tribe for the damage done to the peace, security, economy and general welfare of the Tribe and the Reservation, and to compensate the Tribe for costs incurred by the Tribe in enforcing this Code. The civil fines under this Code are also intended to coerce all people into complying with this Code and Tribal Commission regulations and not to punish such people for violation of such laws and regulations.

         8.7 Civil Action for Penalties In enforcing the civil infraction provisions of this Code, the Tribal Commission shall proceed, in the name of the Tribe, against a Person for violation of such provision by civil complaint in any court of competent jurisdiction, or, if applicable, only in such other forums as the Tribe has agreed to by Contract. The Tribal Commission in such action shall have the burden of showing, by the preponderance of the evidence, that such Person violated the applicable provision of this Code.

         8.8 Seizure and Forfeiture of Property Property utilized in violation of this Code shall be subject to seizure and forfeiture by order of the Tribal Commission pursuant to such procedures and rules as the Tribal Commission shall promulgate.

         8.9 Reporting of Offenders The Tribal Commission, upon final conviction of any Person under this subsection, shall report the name of the Person convicted to the Tribal Council, State Gaming Board and NIGC.

SECTION 9.        GAMING MANAGEMENT

         9.1      Management by a Gaming Contractor

                  9.1.1 The Management Contractor, or if no Management Contractor the Tribe, shall identify in writing a Person(s) who shall serve as General Manager of the Gaming Enterprise. The General Manager appointed shall undergo a background check by the Tribal Commission and shall obtain a License before commencing work.

                  9.1.2 The General Manager shall have access to any area within the Gaming Facility.

                  9.1.3 The General Manager shall present a written monthly report to the Tribal Commission which estimates the number of patrons served, the amount of income generated, the numbers of employees working at the establishment, a detailed description of any patron complaints and other problems experienced at the establishment, a written statement of any changes in Primary Management Officials and all bills which are thirty (30) days or more past due.

         9.2 Rules and Regulations for Management The Tribal Commission shall, with the input and suggestions of Primary Management Officials, promulgate rules and regulations or specifications governing the following subjects:

                  9.2.1 The enforcement of all relevant laws and rules with respect to the Gaming Operation and the Facility;

                  9.2.2 Ensuring the physical safety of Enterprise patrons and Employees;

                  9.2.3 The physical safeguarding of assets transported to, within, and from the Gaming Facility;

                  9.2.4 The prevention of illegal activity from occurring within the Gaming Facility including employee procedures and surveillance;

                  9.2.5 The recording of occurrences that deviate from normal operating policies including the following procedure for reporting incidents:

                           (1) Specify that security personnel record all incidents, regardless of immateriality;

                           (2) Require the assignment of a sequential number to each report;

                           (3) Provide for permanent reporting in indelible ink in a bound notebook;

                           (4)      Require that each report include the
                                    following:

                                    (i)      The record number.

                                    (ii)     The date.

                                    (iii)    The time.

                                    (iv)     The location of the incident.

                                    (v)      A detailed description of the
                                             incident.

                                    (vi)     The persons involved in the
                                             incident.

                                    (vii)    The security personnel assigned to
                                             the incident.

                  9.2.6 The establishment of employee procedures designed to permit detection of any irregularities, theft, cheating, fraud, or the like;

                  9.2.7 Maintenance of a list of persons barred from the Gaming Facility;

                  9.2.8 In accordance with section 8.4.1 of the Compact, except as provided in subdivision 8.4.1(d) of the Compact, no State Gaming Agency regulation shall be effective with respect to the Enterprise unless it has first been approved by the Association, and further, the Tribe has had an opportunity to review and comment on the proposed regulations.

         9.3 Insurance Requirements Pursuant to the Tribal/State Compact, the Management Contractor shall ensure that the Enterprise shall carry a minimum of Five Million Dollars ($5,000,000.00) liability insurance to protect the public in the event of an accident.

         9.4 IRS Requirements The General Manager shall be responsible for seeing that Gaming Activity is managed in accordance with Tribal and Federal law and that such Gaming Activity complies with all IRS reporting requirements.

         9.5      Audit Requirements

                  9.5.1 Annual Enterprise Audit The Tribal Commission and the General Manager of the Enterprise shall obtain an annual independent audit of such Enterprise by a certified public accountant using the accounting standards for audits of casinos of the American Institute of Certified Public Accountants.

                  9.5.2 Contract Audits Each contract between the Management Contractor and another Person for supplies, services (other than legal and accounting services) or concessions for a contract amount in excess of Twenty-five Thousand Dollars ($25,000) annually shall be subject to an independent audit. For the purposes of the previous sentence, the term "services" does not include contracts the purpose of which is to extend financing to the Management Contractor, the Tribe, or the Enterprise.

                  9.5.3 Copies A copy of all such audits shall be provided to the Tribal Commission, the Tribal Council, State Gaming Agency and the NIGC.

         9.6 Annual Reports from Management Contractor. Management Contractors must file an annual report with the Tribal Commission and the Tribal Council between the 15th and the last day of the 12th month duration of each such License period. The report include, at a minimum, the following information:

                  9.6.1 The name, address and telephone number of the Licensee;

                  9.6.2 The names, addresses and titles of all of its current managers of the Licensee;

                  9.6.3    A description of the Gaming operated and Gross
                           Revenue;

                  9.6.4 The name and address of the Person who will be designated as Primary Management Official, or new Key Employees over the next License Term;

                  9.6.5 Written proof that the Licensee has paid to the National Indian Gaming Commission such fees as Federal and Tribal law may require it to pay;

                  9.6.6 A sworn statement that the Licensee has complied with the IRS including written notice of customer winning;

                  9.6.7 The number of full-time equivalent people, on an annualized basis, employed by the operation during the past twelve (12) months, together with a projection of the number of full-time equivalent people who are expected to be employed during the next license period;

                  9.6.8 A sworn statement that the Licensee will continue to comply with all Tribal and Federal laws applicable to Gaming;

                  9.6.9 The name, address and signature of the agent who will accept service of process on behalf of the Licensee, who must reside on the Reservation;

                  9.6.10 If the Licensee is a corporation, a copy of any amendment to its articles of incorporation, properly certified by the incorporating government, unless a current copy has already been filed with the Tribal Commission;

                  9.6.11 If the Licensee is a limited liability company, a copy of any amendment to its operating agreement or its articles of organization, properly certified by the state in which the company is organized, unless a current copy has previously been filed with the Tribal Commission.

         9.7      Management Contracts

                  9.7.1 Each Management Contract is subject to the prior approval of the National Indian Gaming Commission.

                  9.7.2 Each Management Contract shall be approved by the Tribal Council. In make its selection, the Tribal Council shall review the following:

                           (1) Background information on the proposed Management Contractor including: its name, its address, the names and addresses of each Person or entity having a direct financial interest or management responsibility for the proposed management contractor, and (i) in the case of a corporation the names and addresses of each member of its board of directors and all stockholders who hold directly or indirectly ten percent (10%) or more of its issued or outstanding stock; and
                                    (ii) in the case of a limited liability
                                    company, the names and addresses of each member and each manager.

                           (2) A description of any previous experience that each Person listed in subsection above has had with other Gaming contracts with Indian Tribes or with the Gaming industry generally, including the name and address of any tribal government or licensing agency with which such Person has had a contract relating to Gaming.

                           (3) A complete financial statement of each Person listed in subsection 9.7.2(1).

                           (4) The Tribal Council shall undertake any additional steps it can to determine the character and reputation of each proposed management contractor.

                           (5) If the Tribal Council, after reviewing the above described information, still desires to enter into a management contract with the proposed management contractor, such management contract shall be placed in writing and submitted to legal counsel for review before the Council approves it.

                  9.7.3 Any Management Contract approved by the Council must contain at a minimum the following with respect to the Gaming Enterprise to which the contract is applicable:

                           (1) A provision requiring a monthly financial accounting of the Gaming Enterprise's income and expenses. Such reports shall be prepared by an independent auditor who is mutually acceptable to the Tribe and the Management Contractor.

                           (2) A provision guaranteeing the Tribe a minimum guaranteed payment that shall always take precedence over the Management Contractor's right to recoup development and construction costs.

                           (3) An agreed upon ceiling for the Management Contractor's development and construction costs.

                           (4) A provision that the contract shall not exceed seven (7) years or 40% of Net Revenues.

                           (5) A provision for termination of the Contract and the grounds for termination.

9.7.4 If the Council is satisfied with the information it receives it shall submit its proposed contract along with all of the above-described information to the Tribal Commission, State Gaming Agency and to the Chairman of the National Indian Gaming Commission for Licensure approval.

SECTION 10. PROCEDURES FOR RESOLVING DISPUTES BETWEEN THE GAMING PUBLIC AND
            GAMING MANAGEMENT

         10.1 General Principles. The Tribe values its customers and intends, at all times, to see that questions, concerns, issues, and/or disputes raised by the gaming public are addressed in a fair and orderly manner. .

         10.2     Initial Dispute Resolution Procedure.

                  10.2.1 Members of the gaming public who, in the course of their otherwise lawful and proper use of the Tribe's gaming facilities, have questions or concerns about the condition or operation of any part of the GamingFacility, or who otherwise believe themselves to be aggrieved by some aspect of the condition or operation of any part of the GamingFacility, shall direct their questions, concerns, or disputes (hereinafter collectively "disputes") in the first instance to gaming management at the Gaming Facility, either orally or in writing.

                  10.2.2 Concerns or disputes shall be raised as soon as reasonably possible after the events giving rise to the dispute occur; however, no dispute may be raised more than 10 calendar days after said events take place.

                  10.2.3 Gaming management shall develop formal written administrative procedures for the processing of patron complaints and disputes, which procedures shall be finalized only after Tribal review and approval. The final procedures shall include the following minimal requirements: Upon learning about a dispute, gaming management shall expediently and informally gather sufficient facts to make an initial determination about the dispute (i.e. whether the dispute has any merit, whether further investigation is required, whether to take any corrective action, etc.). Gaming management shall conduct an investigation, if appropriate and inform the complainant, either orally or in writing, about its initial determination as soon as is reasonably practicable. At that time, if the complainant indicates that he or she has additional concerns or is not satisfied, gaming management shall schedule an informal hearing, if practical and appropriate, and thereafter inform the complainant of its final determination and inform the complainant that if they are dissatisfied with the final determination they may file an appeal with the Tribal Gaming Commission.

                  10.3     Formal Dispute Resolution Procedure.

                  10.3.1 Complainants who have followed the initial dispute resolution procedure, and who are unsatisfied with gaming management's initial determination, may appeal that determination in writing to the Tribal Gaming

                           Commission no later than 5 days after being informed about the initial determination.

                  10.3.2 The Tribal Gaming Commission may investigate the dispute in any manner it chooses. The Commission shall offer the complainant a fair opportunity to be heard in person or through counsel about the dispute, either before or after it makes its own inquiries. The complainant's opportunity to be heard shall take place within 30 days after the Commission receives the complainant's written appeal.

                  10.3.3 After investigating (if it chooses to do so), and within 30 days after affording the complainant an opportunity to be heard, the Tribal Gaming Commission shall issue a written opinion on the complainant's appeal, and shall mail a copy of the opinion to the complainant at his/her last known address. The decision of the Gaming Commission shall be final.

                                    TITLE II

                          REGULATION OF THE ENVIRONMENT
                              FOR CLASS III GAMING

Section 1. Compliance with Applicable Law. To the extent the National Environmental Policy Act ("NEPA"), the California Environmental Quality Act ("CEQA"), or other environmental laws (collectively, "Environmental Laws") apply to any Project (as that term is defined in the Tribal-State Compact between the Tribe and the State of California), the Tribe shall take all actions necessary to comply with such Environmental Laws.


Section 2. Environmental Impact Reports. All environmental reports prepared by or at the request of the Tribe in conjunction with a Project shall be made available to Tribal members by maintaining copies of the same at the administrative offices of the Tribe. If any Environmental Laws apply to a Project, copies of all such reports shall be provided to the governmental entities as required by such Environmental Laws.

Section 3. Intergovernmental Agreements. To the extent that a Project or proposed Project requires mitigation of off-Reservation impacts, the Tribe may, by Tribal Council resolution, enter into applicable inter-governmental agreements pursuant to the authority set forth in the Tribe's Constitution.

Section 4. Incorporation of Policies and Purposes. In the development and operation of any Project, the Tribe shall use its best efforts, consistent with the Tribe's governmental interests, to conform to the policies and purposes of NEPA and CEQA, and shall at all times ensure that any provisions of such laws or other Environmental Laws that apply to the Tribe or a Project are strictly followed.

                                    TITLE III

        ADOPTION OF FEDERAL OCCUPATIONAL SAFETY AND HEALTH STANDARDS FOR
                          THE CLASS III GAMING FACILITY

The adoption of 29 C.F.R. part 1910 - Occupational Safety and Health Standards and part 1926 - Safety and Health Regulations for Construction, together will serve to regulate the safety and inspection of retail sale, wholesale/commercial and light industrial labor practices, along with the standard of tribal labor force protections from hazardous workforce environments and exposure to potential contaminants within each of these areas, establishment of contract work hours and other labor safety standards as deemed necessary by the tribal government, along with the enforcement of these codes including the setting of penalties.


SECTION 1.        ADOPTION BY REFERENCE.

         1.1 Findings. The PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS ("Tribe" or "Tribal") Tribal Council on behalf of the General Council finds that:

                  1.1.1 A certain document, three copies of which are on file in the office of the Tribal Secretary, being marked and designated as 29 C.F.R. part 1910 - Occupational Safety and Health Standards and part 1926 - Safety and Health Regulations for Construction, published by the U.S. Department of Labor, Occupational Safety and Health Administration, is hereby adopted as the Tribal OSHA Standards, for regulating the safety and inspection of retail sale, wholesale/commercial and light industrial labor practices, along with the standard of tribal labor force protections from hazardous workforce environments and exposure to potential contaminants within each of these areas, establishment of contract work hours and other labor safety standards as deemed necessary by the tribal government, along with provisions for submission of labor contracts, building plans and hazardous activity permits for tribal government approval, collection of fees, and enforcement of these codes including the setting of penalties, where necessary.

         1.2 Inconsistent Codes Repealed. All other codes or portions of codes in conflict herewith are hereby repealed in that respect only.

         1.3 Certification of Adoption and Publishing. The Tribal Secretary shall certify the adoption of this Tribal Ordinance and cause the same to be published as required by law.

         1.4 Effective Date. This Tribal Ordinance and the rules, regulations, provisions, requirements, orders, and matters established and adopted hereby shall take effect and be in full force and effect from and after the date of its final passage and approval.

                                    TITLE IV

              ADOPTION OF AMERICANS WITH DISABILITIES ACT STANDARDS
                          FOR CLASS III GAMING FACILITY

The adoption of 28 C.F.R. part 35, the Nondiscrimination on the Basis of Disability in State and Local Government Services, will serve to effectuate subtitle A of Title II of the Americans with Disabilities Act f 1990 (104 Stat. 327, Pub. L. 101-336, as amended), which prohibits discrimination on the basis of disability by public entities.

SECTION 1.        ADOPTION BY REFERENCE.

         1.1 Findings. The PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS ("Tribe" or "Tribal") Tribal Council on behalf of the General Council finds that:

                  1.1.1 A certain document, three copies of which are on file in the office of the Tribal Secretary, being marked and designated as 28 C.F.R. part 35 - Nondiscrimination on the Basis of Disability in State and Local Government Services, is hereby adopted as the Tribal ADA Standards, which prohibits discrimination on the basis of handicap in tribally assisted programs and activities.

         1.2 Inconsistent Codes Repealed. All other codes or portions of codes in conflict herewith are hereby repealed in that respect only.

         1.3 Certification of Adoption and Publishing. The Tribal Secretary shall certify the adoption of this Tribal Ordinance and cause the same to be published as required by law.

         1.4 Effective Date. This Tribal Ordinance and the rules, regulations, provisions, requirements, orders, and matters established and adopted hereby shall take effect and be in full force and effect from and after the date of its final passage and approval.

                                     TITLE V

                     ADOPTION OF THE FDA 1999 FOOD CODE FOR
                           A CLASS III GAMING FACILITY

The adoption of the 1999 edition of the "Food Code" regulating the retail sale, commercial and institutional service, and vending of food; defining permit holder, person in charge, employee, food, potentially hazardous food, food establishment, safe material, sanitation, and other terms; and providing standards for employee food safety knowledge, health, and practices; food sources, preparation, holding temperatures, and protection; equipment design, construction, installation, cleaning, and sanitation; water, and liquid and solid wastes; facilities construction and maintenance, and storage and use of poisonous and toxic materials; requiring a permit to operate a food establishment; and providing for the restriction or exclusion of employees, the examination and condemnation of food, and the enforcement of this code including the setting of penalties.

SECTION 1.        ADOPTION BY REFERENCE.

         1.1 Findings. The PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS ("Tribe" or "Tribal") Tribal Council on behalf of the General Council finds that:

                  1.1.1 A certain document, three copies of which are on file in the office of the Tribal Secretary, being marked and designated as the Food Code, 1999 Recommendations of the United States Public Health Service/Food and Drug Administration as published by the U.S. Department of Health and Human Services, Public Health Service, Food and Drug Administration be, and is hereby adopted as, the Food Code of the Tribe, located in the State of California; for regulating the design, construction, management and operation of food establishments, and providing for plans submission and approval and the issuance of permits and collection of fees therefore.

         1.2 Insertions and Changes. That the following provisions are hereby revised as follows: Paragraph 8-811.10(B) Insert (as provided by California law) Paragraph 8-813.10(B) Insert (as provided by California law) Subparagraph 8-811.10(B)(2) Insert (as provided by California law)

         1.3 Inconsistent Codes Repealed. All other codes or portions of codes in conflict herewith are hereby repealed in that respect only.

         1.4 Certification of Adoption and Publishing. The Tribal Secretary shall certify the adoption of this Tribal Ordinance and cause the same to be published as required by law.

         1.5 Effective Date. This Tribal Ordinance and the rules, regulations, provisions, requirements, orders, and matters established and adopted hereby shall take effect and be in full force and effect for the period of 36 months from and after the date of its final passage and approval.

                                    TITLE VI

                ADOPTION OF FEDERAL SAFE DRINKING WATER STANDARDS

The adoption of 40 C.F.R. part 141 - National Primary Drinking Water Regulations and part 142 - National Primary Drinking Water Regulations Implementation, together will serve to regulate the safety and inspection of ground and surface water aquifers and public drinking water systems on tribal lands.


SECTION 1.        ADOPTION BY REFERENCE.

         1.1 Findings. The PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS ("Tribe" or "Tribal") Tribal Council on behalf of the General Council finds that:

                  1.1.1 A certain document, three copies of which are on file in the office of the Tribal Secretary, being marked and designated as 40 C.F.R. part 141 - National Primary Drinking Water Regulations and part 142 - National Primary Drinking Water Regulations Implementation, published by the U.S. Environmental Protection Agency, is hereby adopted as the Tribal Safe Drinking Water Standards, for regulating the safety and inspection of ground and surface water aquifers and public drinking water systems on tribal lands.

         1.2 Inconsistent Codes Repealed. All other codes or portions of codes in conflict herewith are hereby repealed in that respect only.

         1.3 Certification of Adoption and Publishing. The Tribal Secretary shall certify the adoption of this Tribal Ordinance and cause the same to be published as required by law.

         1.4 Effective Date. This Tribal Ordinance and the rules, regulations, provisions, requirements, orders, and matters established and adopted hereby shall take effect and be in full force and effect from and after the date of its final passage and approval.

                                    TITLE VII

        ADOPTION OF THE UNIFORM BUILDING CODE, UNIFORM MECHANICAL CODE,
      UNIFORM PLUMBING CODE, NATIONAL ELECTRICAL CODE AND OTHER RELEVANT
                  FEDERAL BUILDING AND CONSTRUCTION STANDARDS

The adoption of 24 C.F.R. part 200.925c -- Model Codes, including the Uniform Building Code, Uniform Mechanical Code, Uniform Plumbing Code, National Electrical Code and others, together will serve to regulate the operational safety and inspection of all relevant building and construction activities conducted on tribal lands.

SECTION 1.        ADOPTION BY REFERENCE.

         1.1 Findings. The PICAYUNE RANCHERIA OF THE CHUKCHANSI INDIANS ("Tribe" or "Tribal") Tribal Council on behalf of the General Council finds that:

                  1.1.1 A certain document, three copies of which are on file in the office of the Tribal Secretary, being marked and designated as 5 U.S.C. 552(a) and 1 CFR part 51 is hereby adopted as the Tribal Uniform Building Code, Tribal Uniform Mechanical Code, Tribal Uniform Plumbing Code, Tribal Electrical Code and Tribal Building and Construction Standards, for regulating the construction of buildings on tribal lands. The aforementioned documents are:

                           (A) Model Building Codes--

                               (i)  Uniform Building Code, 1997 Edition,
                                    including the Accumulative Supplements,
                                    but excluding Part I--Administrative,
                                    including the Appendix of the Code.
                                    Uniform Plumbing Code, 1997 Edition, but excluding Part I--Administration, but including the Appendices of the Code. Uniform Mechanical Code, 1997 Edition, but excluding Part I--Administrative, but including the Appendices of the Code. All available from the International Conference of Building Officials, 5360 South Workman Mill Road, Whittier, California 90601.


                           (B) National Electrical Code, 1999 Edition; NFPA 70,
                               1993 Edition, including appendices. Available from the National Fire Protection Association, Batterymarch Park, Quincy, Massachusetts 02269.

                  1.1.2    Model Code Compliance Requirements.

                           (A) When a multifamily or care-type property is to
                               comply with one of the model building codes set forth in paragraph 1.1.1 (A) of this section, the following requirements of those model codes shall not apply to those properties:

                               (i) Those provisions of the model codes that do not pertain to residential or institutional buildings;

                               (ii) Those provisions of the model codes that
                                    establish energy requirements for
                                    multifamily or care-type structures; and

                               (iii) Those provisions of the model codes that
                                    require or allow the issuance of permits of any sort.

                  1.1.3    Where the model codes set forth in paragraph 1.1.1
                           (A) of his section designate a building, fire, mechanical, plumbing or other official, the Secretary's designee in the HUD Field Office serving the jurisdiction in which the property is to be constructed shall act as such official.

                  1.1.4 Designation of Model Codes. When a multifamily or care-type property is to comply with a model code, it shall comply with one of the model codes designated in paragraphs 1.1.3 (A-C) of this section, and with any other code or codes identified in the same paragraph. However, seismic design is a mandatory requirement. In addition, the property shall comply with all of the standards that are incorporated into the code or codes by reference. By the time of application for insurance or other benefits, the developer or other interested party shall notify the Department of the code or group of codes to which the developer intends to comply.

                           (A) Uniform Building Code, Uniform Plumbing Code and Uniform Mechanical Code, 1997 Editions, including the Accumulative Supplements to the Building and Mechanical Codes, and the 1992 Code Changes to the Uniform Plumbing Code, and the National Electrical Code 1999 Edition, NFPA 70, 1999 Edition.

                           (B) The National Electrical Code, NFPA 70, 1993 Edition.

         1.2 Inconsistent Codes Repealed. All articles, titles, chapters, or other codes or portions thereof, in conflict herewith are hereby repealed in that respect only.

         1.3 Certification of Adoption and Publishing. The Tribal Secretary shall certify the adoption of this Tribal Ordinance and cause the same to be published as required by law.

         1.4 Effective Date. This Tribal Ordinance and the rules, regulations, provisions, requirements, orders, and matters established and adopted hereby shall take effect and be in full force and effect from and after the date of its final passage and approval.